Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
11-05

Contacts:	James Haddox, CFO Reba Reid Quanta Services, Inc. 713-629-7600	Kip Rupp / krupp@drg-l.com DRG&L 404-880-9276
QUANTA SERVICES REPORTS 2010 FOURTH QUARTER AND ANNUAL RESULTS
Electric Power Segment 12-month Backlog Increases 37% Year-Over-Year
HOUSTON — Feb. 23, 2011 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three and 12 months ended Dec. 31, 2010.
Revenues in the fourth quarter of 2010 were $1.11 billion compared to revenues of $985.4 million in the fourth quarter of 2009. For the fourth quarter of 2010, net income attributable to common stock was $33.7 million or $0.16 per diluted share. Net income attributable to common stock for the fourth quarter of 2009 was $43.9 million or $0.21 per diluted share. Adjusted diluted earnings per share (a non-GAAP measure) were $0.23 for the fourth quarter of 2010 compared to $0.31 for the fourth quarter of 2009. Adjusted diluted earnings per share is GAAP diluted earnings per share before the impact of certain acquisition and integration expenses and certain non-cash items. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
“The year 2010 is behind us, and with it, we hope the worst of the recession is behind us as well. We see strong indications that our customers are beginning to recover from the economic downturn and invest in their infrastructure,” said John R. Colson, chairman and chief executive officer of Quanta Services. “Our 12-month and total backlog for our electric power and telecommunications segments increased significantly over backlog at Dec. 31, 2009. In addition, we are in the midst of an active bidding season in our natural gas and pipeline operations, and we are optimistic that our backlog in this segment will improve as we continue into 2011.”
Revenues for the year ended Dec. 31, 2010 were $3.93 billion compared to $3.32 billion for the year ended Dec. 31, 2009. For 2010, net income attributable to common stock was $153.2 million or $0.72 per diluted share. The results for 2010 compared to net income attributable to common stock of $162.2 million or $0.81 per diluted share for 2009. Adjusted diluted earnings per share for the full year were $0.92 for 2010 as compared to $0.90 for 2009. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
As previously announced, Quanta completed the acquisition of Valard Construction on Oct. 25, 2010. Therefore, these reported results include Valard from Oct. 25, 2010 and are compared to the pre-acquisition historical results of Quanta for the three months ended Dec. 31, 2009. In addition, on Oct. 1, 2009, Quanta completed the acquisition of Price Gregory Services. Therefore, Quanta’s results for the twelve months ended Dec. 31, 2010 are compared to its historical results for the twelve months ended Dec. 31, 2009, which include only three months of results from Price Gregory Services.
RECENT HIGHLIGHTS
•	Secured Contracts for Large Electric Transmission Projects —
•	In Dec. 2010, Quanta secured a four-year contract with Central Maine Power Company for the construction and expansion of approximately 200 miles of transmission infrastructure in central and western Maine. Pre-construction activities are expected to start in the first quarter of 2011 with completion projected by mid-2015. Quanta will perform the services under this contract jointly with a Maine-based contractor.

•	In Jan. 2011, Quanta was one of two contractors selected to provide construction services for CapX2020. CapX2020 is a joint initiative of 11 transmission-owning utilities in Minnesota and the surrounding region, who are proposing to build transmission infrastructure in the upper Midwest covering over 700 miles. The first group of projects released includes three proposed 345 kilovolt (kV) transmission lines and one proposed 230 kV transmission line. Quanta’s first project is the Bemidji-Grand Rapids project, which will entail installation of approximately 70 miles of 230 kV transmission line and is expected to commence construction in the late fall of 2011 and be completed in 2013. The contract for this project is expected to be signed by the end of the first quarter of 2011.
•	Expanded Outsourcing Relationship with Puget Sound Energy — Puget Sound Energy (PSE) awarded a five-year contract to Quanta Services in Jan. 2011 for natural gas construction and maintenance services across the utility’s six-county service area. The contract is expected to produce approximately $400 million in revenues for Quanta during its five-year term. The agreement expands the successful ten-year outsourcing relationship with PSE for the construction and maintenance of its electric power infrastructure.
•	Selected to Construct 1,600-mile Fiber Optic Network — In Dec. 2010, Quanta was awarded a contract valued at approximately $118.5 million to design and install a statewide fiber optic network in Pennsylvania for the Keystone Initiative for Network Based Education and Research (KINBER), a coalition of institutions formed to advance education, healthcare, research and workforce training and development through the Pennsylvania Research and Education Network (PennREN). This represents the sixth largest broadband stimulus project in the country and is expected to span more than 1,600 miles through 39 counties.

OUTLOOK
The slow recovery in the economy and ongoing regulatory hurdles continue to create a challenging business environment in the industries Quanta serves. Management cannot predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations, and actual results may differ materially.
Quanta expects revenues for the first quarter of 2011 to range between $775 million and $825 million and diluted earnings per share to be $0.02 to $0.03. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the first quarter of 2011 to be $0.06 to $0.07. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release. Amortization of intangibles is forecasted to be approximately $6.2 million for the first quarter of 2011. In addition, non-cash stock compensation expenses are forecasted to be approximately $6.2 million for the first quarter of 2011.
Quanta expects revenues for full year 2011 to range between $4.1 billion and $4.4 billion. Diluted earnings per share for the full year 2011 are estimated to be between $0.80 and $0.90. Quanta expects adjusted diluted earnings per share for the full year 2011 to range from $0.95 to $1.05. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $51 million for the full year 2011.
Quanta Services has scheduled a conference call for Feb. 23, 2011, at 9:30 a.m. Eastern time. To participate in the call, dial (480) 629-9773 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Mar. 2, 2011, and may be accessed at (303) 590-3030, using the pass code 4410774#. For more information, please contact Kip Rupp at DRG&L by calling (404) 880-9276 or email krupp@drg-l.com.
The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the expected value of, and the scope, services, term and results of any related projects awarded under, agreements for services to be provided by Quanta; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers; potential opportunities that may be indicated by bidding activity; the potential benefit from acquisitions; statements relating to the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, bidding and spending patterns and other factors that may affect the timing or productivity on projects; continuing declines in economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of existing or pending projects, including as a result of regulatory processes or capital constraints that may impact our customers; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the possibility that projects bid are not awarded to Quanta; the successful negotiation, execution, performance and completion of pending and existing contracts; the ability to generate internal growth; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; risks associated with operating in international markets; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; the ability to successfully identify and complete acquisitions, to effectively integrate the acquired business and their operations, and to realize potential synergies, such as cross-selling opportunities, from the acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; potential liabilities relating to occupational health and safety matters; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to obtain performance bonds; the impact of a unionized workforce on operations and the ability to complete future acquisitions; liabilities associated with union plans, including underfunding of liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the ability to access sufficient funding to finance desired growth and operations; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2009, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and Sep. 30, 2010, and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2010 and 2009 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$1,106,426	$985,423	$3,931,218	$3,318,126
Cost of services (including depreciation)	947,176	794,476	3,296,795	2,724,638

Gross profit	159,250	190,947	634,423	593,488
Selling, general and administrative expenses	94,509	94,823	339,672	312,414
Amortization of intangible assets	10,234	23,692	38,568	38,952

Operating income	54,507	72,432	256,183	242,122
Interest expense	(253)	(2,832)	(4,913)	(11,269)
Interest income	251	409	1,417	2,456
Loss on early extinguishment of debt	—	—	(7,107)	—
Other income (expense), net	304	(405)	675	421

Income before income taxes	54,809	69,604	246,255	233,730
Provision for income taxes	20,375	25,159	90,698	70,195

Net income	34,434	44,445	155,557	163,535
Less: Net income attributable to noncontrolling interests	768	500	2,381	1,373

Net income attributable to common stock	$33,666	$43,945	$153,176	$162,162

Earnings per share attributable to common stock:
Basic earnings per share	$0.16	$0.21	$0.73	$0.81

Diluted earnings per share	$0.16	$0.21	$0.72	$0.81

Weighted average shares used in computing earnings per share:
Basic	212,719	208,293	210,046	200,733

Diluted	214,452	209,987	211,796	201,311

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$539,221	$699,629
Accounts receivable, net	766,387	688,260
Costs and estimated earnings in excess of billings on uncompleted contracts	135,475	61,239
Inventories	51,754	33,451
Prepaid expenses and other current assets	103,527	100,213

Total current assets	1,596,364	1,582,792
PROPERTY AND EQUIPMENT, net	900,768	854,437
OTHER ASSETS, net	88,858	45,345
OTHER INTANGIBLE ASSETS, net	194,067	184,822
GOODWILL	1,561,155	1,449,558

Total assets	$4,341,212	$4,116,954

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$1,327	$3,426
Accounts payable and accrued expenses	415,947	422,034
Billings in excess of costs and estimated earnings on uncompleted contracts	83,121	70,228

Total current liabilities	500,395	495,688
CONVERTIBLE SUBORDINATED NOTES, net	—	126,608
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	473,898	384,097

Total liabilities	974,293	1,006,393

TOTAL STOCKHOLDERS’ EQUITY	3,365,555	3,109,183
NONCONTROLLING INTERESTS	1,364	1,378

TOTAL EQUITY	3,366,919	3,110,561

Total liabilities and equity	$4,341,212	$4,116,954

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Twelve Months Ended December 31, 2010 and 2009 (In thousands, except percentages) (Unaudited)
Segment Results
     We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010		2009		2010		2009
Revenues:
Electric Power	$595,473	53.8%	$516,349	52.4%	$2,048,247	52.1%	$2,067,845	62.3%
Natural Gas and Pipeline	399,522	36.1	351,519	35.6	1,403,250	35.7	784,657	23.7
Telecommunications	83,428	7.6	94,339	9.6	372,934	9.5	378,363	11.4
Fiber Optic Licensing	28,003	2.5	23,216	2.4	106,787	2.7	87,261	2.6

Consolidated revenues	$1,106,426	100.0%	$985,423	100.0%	$3,931,218	100.0%	$3,318,126	100.0%

Operating income (loss):
Electric Power	$59,341	10.0%	$47,341	9.2%	$209,908	10.2%	$226,109	10.9%
Natural Gas and Pipeline	21,805	5.5	54,506	15.5	119,193	8.5	62,663	8.0
Telecommunications	2,365	2.8	6,662	7.1	14,864	4.0	25,346	6.7
Fiber Optic Licensing	13,433	48.0	12,120	52.2	52,698	49.3	44,143	50.6
Corporate and Non-Allocated Costs	(42,437)	N/A	(48,197)	N/A	(140,480)	N/A	(116,139)	N/A

Consolidated operating income	$54,507	4.9%	$72,432	7.4%	$256,183	6.5%	$242,122	7.3%

Backlog
     Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. The backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur. We also included in backlog our share of the work to be performed under contracts signed by joint ventures in which we have an interest.
     The following table presents our total backlog by reportable segment as of December 31, 2010 and December 31, 2009 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	December 31, 2010		December 31, 2009
	12 Month	Total	12 Month	Total
Electric Power	$1,798,284	$4,473,425	$1,312,141	$3,855,320
Natural Gas and Pipeline	743,970	1,026,937	847,702	1,120,795
Telecommunications	228,549	415,460	222,999	285,295
Fiber Optic Licensing	98,792	402,299	87,786	387,373

Total	$2,869,595	$6,318,121	$2,470,628	$5,648,783

Quanta Services, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
For the Three and Twelve Months Ended December 31, 2010 and 2009
(In thousands, except per share information)
(Unaudited)
     The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period-to-period; (ii) non-cash interest expense varies from period-to-period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period; and (iv) acquisition and integration costs vary period-to-period depending on the level of Quanta’s acquisition activity ongoing during the period.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$33,666	$43,945	$153,176	$162,162
Adjustments:
Impact of loss on early extinguishment of debt, net of tax (1)	—	—	4,493	—
Impact of tax contingency releases(2)	—	—	(9,428)	(22,446)
Acquisition/integration costs, net of tax where applicable	6,793	4,287	9,317	5,600

Adjusted net income attributable to common stock before certain non-cash adjustments	40,459	48,232	157,558	145,316
Non-cash stock-based compensation, net of tax	3,407	3,196	14,059	12,123
Non-cash interest expense, net of tax	—	725	1,107	2,817
Amortization of intangible assets, net of tax	6,467	14,452	23,751	23,761

Adjusted net income attributable to common stock after certain non-cash adjustments	50,333	66,605	196,475	184,017
Effect of convertible subordinated notes under the “if-converted” method — interest expense addback, net of tax	—	949	1,412	3,794

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$50,333	$67,554	$197,887	$187,811

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	212,719	208,293	210,046	200,733
Effect of dilutive stock options	201	162	218	192
Effect of shares held in escrow	1,532	1,532	1,532	386
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	—	6,415	2,355	6,415

Weighted average shares outstanding for adjusted diluted earnings per share	214,452	216,402	214,151	207,726

Adjusted diluted earnings per share	$0.23	$0.31	$0.92	$0.90

(1)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.

(2)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations during the third quarters of 2010 and 2009.